Exhibit 1.02

Juniper Networks, Inc.

Conflict Minerals Report

For The Year Ended December 31, 2013

This Conflict Minerals Report (this “Report”) for Juniper Networks, Inc. (the “Company”, “Juniper”, “our” or “we”) covers the reporting period from January 1, 2013 to December 31, 2013, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”).

This Report is filed as Exhibit 1.02 to the Company’s Specialized Disclosure Report on Form SD (the “Form”), and a copy of this Report and the Form are publicly available at http://investor.juniper.net/investor-relations/sec-filings/default.aspx.

Introduction

In 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act specifically relates to conflict minerals and required the United States Securities and Exchange Commission (“SEC”) to promulgate regulations requiring companies covered under the Act to annually file a Specialized Disclosure Report on Form SD with the SEC to disclose whether certain specified conflict minerals (as discussed below) used in their products directly or indirectly finance or benefit armed groups in the Democratic Republic of the Congo and adjoining countries (collectively, the “Covered Countries”). This Report, which is an exhibit to the Form, describes the design of Juniper’s conflict minerals due diligence measures and provides an account of how these measures were implemented in 2013 to determine, to our knowledge, the source mines, the country of origin and the facilities used to process the conflict minerals used in our products. A description of our products covered by this Report is described under “Part 2: Product Description” of this Report below. For purposes of this Report, the term “conflict minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten.

Part 1: Due Diligence

Reasonable Country of Origin Inquiry Process

In accordance with Rule 13p-1 and Form SD, Juniper determined that tantalum, tin, tungsten, and gold are necessary to the functionality or production of our products, and are incorporated into our products during the manufacturing process. Accordingly, Juniper was required to undertake a reasonable country of origin inquiry (“RCOI”) that is reasonably designed to determine whether any of the conflict minerals originated in the Covered Countries. In designing our RCOI, Juniper employed a combination of measures to determine whether the conflict minerals in Juniper’s products originated from the Covered Countries, and determined that the Company would survey its suppliers that provide physical components that become part of our end products or provide manufacturing services for our end products (“direct suppliers”) that represented an aggregate of at least 80% of total direct expenditures by the Company, on a consolidated basis.

Due Diligence Process

Since 2011, Juniper has been a member of the Electronic Industry Citizenship Coalition (“EICC”) – Global e-Sustainability Initiative (“GeSI”) Extractives Work Group to support the development of industry tools and programs that provide a common means to report or collect due diligence information on the source and chain of custody of conflict minerals. Since that time, the Extractives Work Group has evolved into the Conflict-Free Sourcing Initiative (“CFSI”), a recognized industry coalition focused on addressing conflict minerals in the supply chain. Through the CFSI, Juniper has been actively engaged, and continues to work, with industry peers in an effort to ensure that implementation of our due diligence process is aligned with and complementary to the industry approach. The primary objective of this alignment is to maximize the efficiency and effectiveness of our efforts to identify smelters and refiners in our supply chain and to encourage their participation in the CFSI’s Conflict-Free Smelter Program (“CFSP”). The CFSP is a voluntary initiative in which an independent third party audits smelter procurement and processing activities and determines if the smelter has provided sufficient documentation to demonstrate with reasonable confidence that the minerals it processed originated from conflict-free sources. As it is a standardized protocol, we, along with other leading participants in the electronics industry, rely on the CFSP or equivalent industry-wide program for audits of smelters and/or refiners.

In addition, we conducted due diligence on our supply chain with respect to the conflict minerals in a manner that conforms, in all relevant material respects given our position in the supply chain, to the five-step Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “Framework”) as it pertains to downstream companies. The Framework is an internationally recognized due diligence framework.

In accordance with the five-step Framework, the design of Juniper’s due diligence includes, but is not limited to, the following five steps: (i) establishment of strong company management systems, (ii) identification and assessment of risks in the supply chain, (iii) designing and implementing a strategy to respond to identified risks, (iv) carrying out independent third-party audit of supply chain due diligence at identified points in the supply chain and (v) reporting on supply chain due diligence. A description of certain activities undertaken by Juniper in respect of each of the five steps of the Framework is described below.

1.	Establishment of Strong Company Management Systems

Juniper has established a management system for addressing the sourcing of conflict minerals in our products. The elements of our management system are:

a.	Adopt and Commit to a Supply Chain Policy for Conflict Minerals: Juniper has established and committed to a company statement that explains the importance of the conflict minerals issue and our responsibility for addressing conflict minerals in our supply chain. A copy of Juniper’s Supply Chain Policy for Conflict Minerals can be viewed at http://www.juniper.net/us/en/company/citizenship-sustainability/supply-chain/#conflict-minerals.

b.	Internal Management to Support Supply Chain Due Diligence: Juniper has established a conflict minerals governance structure that includes executive champions and an operations team compromised of individuals from Worldwide Operations; Environmental, Health, Safety and Security; Finance; Accounting; Sales; and Legal. Our conflict minerals operations team, under the leadership and purview of Juniper’s executive champions, guides the development, implementation and maintenance of Juniper’s conflict minerals program. Executive champions establish the goals of the conflict minerals operations team, receive report-outs on the status of the program, provide the necessary signature to the Form SD, and evaluate whether Juniper should suspend or disengage with a supplier that continues to knowingly source minerals that are not found to be DRC conflict free.

c.	Controls and Transparency: Juniper undertook a RCOI with respect to conflict minerals in its supply chain and determined to prioritize direct suppliers based, in part, on their aggregate expenditures in the prior fiscal year. In 2013, Juniper selected and surveyed direct suppliers representing 98% of Juniper’s fiscal year 2012 consolidated direct expenditures. In order to develop a system of transparency and controls over conflict minerals in our supply chain, Juniper provided the Conflict Minerals Reporting Template (the “CMRT”) designed by the CFSI to all such suppliers in order to gather information about their use of conflict minerals, their mineral sourcing practices and the smelters and refiners in their supply chain. We elected to use the CMRT as we believe that it is a commonly used reporting template used in numerous industries, thereby easing the potential for confusion or misunderstanding by our suppliers and helping to foster even more widespread adoption of the CMRT. In furtherance of our survey of such suppliers, Juniper engaged a third-party resource to provide assistance in the collection, verification and retention of information about conflict minerals in our supply chain.

d.	Supplier Engagement: Juniper continues to actively work to strengthen our relationship with our suppliers, and in the course of the collection of the CMRT, Juniper directly engaged with a number of our suppliers to provide information about the conflict minerals rules and regulations and their role in assisting Juniper to comply. We further provided training and access to resources through our third-party resource to assist our suppliers to complete their respective CMRTs.

e.	Grievance Mechanism: Juniper’s worldwide Reporting Ethics Concerns Policy and hotline accepts and encourages reporting of illegal or unethical activity and is an appropriate mechanism for employees of supplier companies to report known or suspected false information concerning conflict minerals.

2.	Identification and Assessment of Risks in the Supply Chain

During the reporting period for this Report, Juniper undertook a RCOI with respect to conflict minerals in its supply chain. We determined that we would prioritize our direct suppliers based on the amount of expenditures with the applicable supplier in the previous fiscal year, and, in addition, we determined to survey direct supplier representing an aggregate of at least 80% of our consolidated total direct expenditures from the previous fiscal year. Ultimately, in 2013, Juniper selected and surveyed direct suppliers representing 98% of our aggregate consolidated direct expenditures in fiscal year 2012.

Given our position in the supply chain, we relied heavily on our first-tier suppliers to provide information about the sources of conflict minerals used in our products. We accomplished this analysis by providing our surveyed suppliers with the CMRT, and we, either directly or through our third-party resource, provided assistance to our suppliers in understanding and completing the CMRT. Upon receipt of responses to our CMRT request, we reviewed and validated the information provided by our suppliers on their CMRT. We reviewed supplier responses for completeness, reasonableness, and acceptability in order to validate the smelters and refiners listed on the provided CMRTs. This process included reviewing CMRTs for internal consistency and comparing smelter names to those set forth on publicly available CFSI smelter lists.

3.	Designing and Implementing a Strategy to Respond to Identified Risks

Juniper has developed and implemented a strategy to respond to identified risks of conflict minerals in the supply chain. Beginning in the third quarter of 2013, utilizing our RCOI analysis described above, we identified the list of our direct suppliers that would be requested to complete and submit a CMRT, and initiated data collection with such suppliers based on the CMRT. In the event that a surveyed supplier failed to submit a completed CMRT within certain prescribed timeframes or submitted a CMRT with incomplete, unreasonable, or unacceptable responses, Juniper’s risk management plan was implemented with respect to the applicable supplier. Our risk management plan involves Juniper following up, either directly or through a third-party resource, with direct suppliers to address the failure of the supplier to submit a CMRT or to address incomplete, unreasonable or unacceptable responses.

After assessing the data provided by our suppliers, a summary of identified risk factors and risk mitigation steps, if any, is prepared for the executive champions at Juniper. Based on the data collected, the main risks that we have identified are suppliers providing incomplete, illogical, or inconsistent responses in the CMRT, and suppliers providing the names of smelters or refiners that are unrecognized by the CFSI or not certified by the CFSP. As of the date of this Report, we have not identified a supplier, smelter or refiner that we have reason to believe is sourcing conflict minerals from a Covered Country and that is, directly or indirectly, financing or benefiting armed groups.

4.	Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Juniper does not have a direct relationship with any smelters or refiners in our supply chain and, as a result, Juniper does not directly conduct audits. Instead, Juniper participates with industry peers, as a member of the CFSI, which, among other activities, sponsors and facilitates the CFSP, which conducts a conflict free certification program for smelters and refiners through third party audits. Juniper supports the CFSI financially through our membership dues and may also support the goal of increased smelter and refiner participation in the audit program by reaching out as requested by the CFSI to specific smelters and refiners to directly encourage their participation. In addition, Juniper refers to the list of certified conflict-free smelters when evaluating our supplier responses related to smelters and refiners in our supply chain with respect to the risk assessment and mitigation steps described above.

5.	Reporting on Supply Chain Due Diligence

In 2014, we publicly filed the Form and this Report with the SEC, and a copy of this Report and the Form are publicly available on our website at http://investor.juniper.net/investor-relations/sec-filings/default.aspx.

This Report includes information about the RCOI methodology utilized by the Company, the design of our due diligence process in conformance with the Framework, the list of known smelters and refiners utilized in our supply chain identified in our due diligence process, and a description of our products that incorporate conflict minerals necessary to the functionality or production of such products.

Future Steps

Juniper takes seriously the allegations that trade of certain minerals sourced from the Democratic Republic of the Congo and surrounding countries may fund violent conflicts in that region. Juniper is aware that conflict minerals may be in the supply chain of the electronics industry. Juniper has begun taking steps to reduce the likelihood that our products contain such conflict minerals from Covered Countries that finance or benefit armed groups (as defined in Section 1, Item 1.01(d)(2) of Form SD).

We recognize that this is a complicated process given the complexity of our supply chain, which is, in essence, in a constant state of flux, and that Juniper has very limited engagement with the majority of our supply chain beyond our first-tier direct suppliers. As a result, in 2014, we will continue to focus our efforts on collaborating with industry peers through our membership in the CFSI to improve the systems of transparency and control in our supply chain, including through our use of the CMRT in connection with our diligence of our supply chain. In addition, Juniper will, if requested by the CFSI, reach out to specific smelters and refiners to directly encourage their participation in the CFSP. Juniper will also (i) continue our engagement with our relevant first-tier suppliers in order to build their knowledge and capacity so they are able to provide more complete and accurate information on the source and chain of custody of conflict minerals in our supply chain, (ii) in accordance with our RCOI, continue to collect responses from direct suppliers and (iii) continue our work with a third-party resource to refine the process for conducting follow-up with our surveyed direct suppliers to more effectively resolve unreasonable or illogical responses in their surveys.

Part 2: Product Description

Smelters in Juniper’s Supply Chain

Based on our due diligence and the information obtained from responses to the CMRTs submitted by our suppliers, the names of known smelters and refiners of conflict minerals in our supply chain are listed below, including whether such smelters or refiners participate in the CFSP. The below list does not contain the names of entities received as responses to the CMRTs submitted by our suppliers that, as of April 1, 2014 were not listed on the CFSI’s list of known smelters; however, Juniper sends the list of such entities, which may or may not be actual smelters or refiners, to the CFSI for its analysis and possible inclusion in future CFSI lists of known smelters.

Standard Smelter Name	Smelter ID	CFSP*
Gold
Aida Chemical Industries Co. Ltd.	1JPN072
Allgemeine Gold- und Silberscheideanstalt A.G.	1DEU001	C
Almalyk Mining and Metallurgical Complex (AMMC)	1UZB002
AngloGold Ashanti Mineração Ltda	1BRA003	C
Argor-Heraeus SA	1CHE004	C
Asahi Pretec Corporation	1JPN005	C
Asaka Riken Co Ltd	1JPN073
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	1TUR006
Aurubis AG	1DEU007
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	1PHL008
Boliden AB	1SWE009	A
Caridad	1MEX010
Cendres & Métaux SA	1CHE011	A
Chimet SpA	1ITA013
Chugai Mining	1JPN078
Daejin Indus Co. Ltd	1KOR082
DaeryongENC	1KOR083
Do Sung Corporation	1KOR084
Dowa	1JPN015	C
FSE Novosibirsk Refinery	1RUS016
Heimerle + Meule GmbH	1DEU017	A
Heraeus Ltd Hong Kong	1HKG019
Heraeus Precious Metals GmbH & Co. KG	1DEU018
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	1CHN020
Ishifuku Metal Industry Co., Ltd.	1JPN021
Istanbul Gold Refinery	1TUR069	C
Japan Mint	1JPN022
Jiangxi Copper Company Limited	1CHN023
Johnson Matthey Inc	1USA025	C
Johnson Matthey Limited	1CAN024	C
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	1RUS026

Standard Smelter Name	Smelter ID	CFSP*
JSC Uralectromed	1RUS027
JX Nippon Mining & Metals Co., Ltd	1JPN028	C
Kazzinc Ltd	1KAZ029
Kojima Chemicals Co. Ltd	1JPN074	C
Korea Metal Co. Ltd	1KOR086
Kyrgyzaltyn JSC	1KGZ030
L’ azurde Company For Jewelry	1SAU031
LS-Nikko Copper Inc	1KOR032
Materion	1USA033	C
Matsuda Sangyo Co. Ltd	1JPN034	C
Metalor Technologies (Hong Kong) Ltd	1HKG036	C
Metalor Technologies SA	1CHE035	C
Metalor USA Refining Corporation	1USA037	C
Met-Mex Peñoles, S.A.	1MEX038
Mitsubishi Materials Corporation	1JPN039	C
Mitsui Mining and Smelting Co., Ltd.	1JPN040	C
Moscow Special Alloys Processing Plant	1RUS041
Nadir Metal Rafineri San. Ve Tic. A.Ş.	1TUR070
Navoi Mining and Metallurgical Combinat	1UZB042
Nihon Material Co. LTD	1JPN071	C
Ohio Precious Metals LLC.	1USA043	C
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	1RUS044
OJSC Kolyma Refinery	1RUS067
PAMP SA	1CHE045	C
Pan Pacific Copper Co. LTD	1JPN080
Perth Mint (Western Australia Mint)	1AUS046	C
Prioksky Plant of Non-Ferrous Metals	1RUS047
PT Aneka Tambang (Persero) Tbk	1IDN048
PX Précinox SA	1CHE068
Rand Refinery (Pty) Ltd	1ZAF049
Royal Canadian Mint	1CAN050	C
Sabin Metal Corp.	1USA075
SAMWON METALS Corp.	1KOR087
Schone Edelmetaal	1NLD051
SEMPSA Joyeria Plateria SA	1ESP052
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	1CHN054
Solar Applied Materials Technology Corp.	1TWN056	C

Standard Smelter Name	Smelter ID	CFSP*
Sumitomo Metal Mining Co. Ltd.	1JPN057	C
Tanaka Kikinzoku Kogyo K.K.	1JPN058	C
The Great Wall Gold and Silver Refinery of China	1CHN059
Tokuriki Honten Co. Ltd	1JPN060
Umicore SA	1BEL062	C
United Precious Metal Refining, Inc.	1USA076	C
United States Precious Metals	1USA043
W.C. Heraeus GmbH	1DEU018
Western Australian Mint trading as The Perth Mint	1AUS046
Xstrata Canada Corporation	1CAN064	C
Yokohama Metal Co Ltd	1JPN077
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	1CHN065
Tantalum
Conghua Tantalum and Niobium Smeltry	3CHN016	C
Duoluoshan	3CHN001	C
Exotech Inc.	3USA002	C
F&X	3CHN003	C
Gannon & Scott	3USA004
Global Advanced Metals	3USA005	C
H.C. Starck GmbH	3DEU006	C
Hi-Temp	3USA016	C
JiuJiang JinXin Nonferrous Metals Co. Ltd.	3CHN020	A
JiuJiang Tambre Co. Ltd.	3CHN007	C
Kemet Blue Powder	3USA010	C
Mitsui Mining & Smelting	3JPN008	C
Ningxia Orient Tantalum Industry Co., Ltd.	3CHN009	C
Plansee	3AUT011	C
RFH	3CHN017	C
Zhuzhou Cement Carbide	3CHN015	C
Tin
Alpha Metals	2USA001	C
Chengfeng Metals Co Pte Ltd	2CHN047
CNMC (Guangxi) PGMA Co. Ltd.	2CHN050
Cookson	2USA001
Cooper Santa	2BRA063
Cooper Santa	2IDN063
CV DS Jaya Abadi	2IDN040
CV Prima Timah Utama	2IDN007
CV Serumpun Sebalai	2IDN008
CV United Smelting	2IDN009	A
EM Vinto	2BOL010
Geiju Non-Ferrous Metal Processing Co. Ltd.	2CHN012	C
Gejiu Zi-Li	2CHN011
Huichang Jinshunda Tin Co. Ltd	2CHN052

Standard Smelter Name	Smelter ID	CFSP*
Jiangxi Nanshan	2CHN014
Kai Unita Trade Limited Liability Company	2CHN053
Liuzhou China Tin	2CHN015
Malaysia Smelting Corporation (MSC)	2MYS016	C
Mentok	2IDN042
Metallo Chimique	2BEL017
Mineração Taboca S.A.	2BRA018	C
Minmetals Ganzhou Tin Co. Ltd.	2CHN051
Minsur	2PER019	C
Mitsubishi Materials Corporation	2JPN020
Novosibirsk Integrated Tin Works	2RUS021
OMSA	2BOL022	C
PT Artha Cipta Langgeng	2IDN024
PT Babel Inti Perkasa	2IDN025
PT Bangka Putra Karya	2IDN028	A
PT Bangka Tin Industry	2IDN058	A
PT Belitung Industri Sejahtera	2IDN030
PT Bukit Timah	2IDN032	C
PT DS Jaya Abadi	2IDN059
PT Eunindo Usaha Mandiri	2IDN033	A
PT Mitra Stania Prima	2IDN037
PT Refined Banka Tin	2IND038
PT Sariwiguna Binasentosa	2IDN039
PT Stanindo Inti Perkasa	2IDN040	A
Thaisarco	2THA046	C
White Solder Metalurgia	2BRA054
Yunnan Chengfeng	2CHN047	A
Yunnan Tin Company Limited	2CHN048	C
Tungsten
ATI Firth Sterling	4USA001
Chaozhou Xianglu Tungsten Industry Co Ltd	4CHN002
China Minmetals Corp	4CHN003
Chongyi Zhangyuan Tungsten Co Ltd	4CHN004
Ganzhou Grand Sea W & Mo Group Co Ltd	4CHN016
Ganzhou Huaxing Tungsten Products Co. Ltd.	4CHN010
Global Tungsten & Powders Corp	4USA007	C
Hunan Chenzhou Mining Group Co	4CHN018
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	4CHN023
Japan New Metals Co Ltd	4JPN017
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	4CHN009
Jiangxi Tungsten Industry Co Ltd	4CHN010
China Minmetals Nonferrous Metals Co Ltd	4CHN003
Wolfram Company CJSC	4RUS013
Xiamen Tungsten Co Ltd	4CHN014

*	As of April 1, 2014, this column indicates whether the known smelter or refiner participates in the CFSP as a smelter that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “C” denotes that the smelter or refiner participates in and has been certified and audited by the CFSP and “A” denotes that the smelter or refiner has agreed to participate in the CFSP, but that the audit process has not yet been completed.

DRC Conflict Undeterminable

The Company designs, develops, and sells products and services for high-performance networks. Our hardware products comprise routing, switching and security products that address the high-performance networking requirements of, among others, global service providers, enterprises, governments, and research and public sector organizations, which, among other things, control and direct network traffic between data centers, core, edge, aggregation, campus, Wide Area Networks, and consumer and business devices.

In 2013 and 2014, we conducted the due diligence process described above for the reporting period from January 1, 2013 to December 31, 2013 in order to ascertain source and chain of custody information for the necessary conflict minerals in our supply chain. Based on our due diligence process and the subsequent information we gathered, Juniper has determined that (i) certain smelters in our supply chain are sourcing conflict minerals from the Covered Countries, but are not financing or benefiting armed groups in the Covered Countries, (ii) certain smelters are sourcing conflict minerals from mines outside of the Covered Countries, and (iii) we are unable to determine the country of origin of conflict minerals procured by certain smelters in our supply chain. As a result, we are unable to determine the origin of certain of the conflict minerals used in our products and, therefore, we are unable to state that our hardware products are “DRC Conflict free,” as defined in Section 1, Item 1.01(d)(4) of Form SD.

In addition, we note that the majority of responses received from our surveyed suppliers either provided data at a company level for the applicable supplier or indicated, in some instances, that the supplier was unable to specify the smelters or refiners used in its supply chain. Accordingly, we are identifying that all routing, switching and security hardware products described above have been determined by Juniper to be “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD).

Efforts to Determine Mine Location

Juniper has very limited engagement with the majority of parties beyond our first-tier direct suppliers in our supply chain. Consequently, identifying, with certainty, the smelters, refiners and recyclers and the source of the conflict minerals they process is an extraordinary challenge. In 2013, the primary focus of our due diligence on the source and chain of custody of the necessary conflict minerals in our supply chain was on the collection and assessment of the data gathered, consolidated and provided by our direct first-tier suppliers. As a downstream supplier, we base our due diligence program on current industry guidance and practices for implementing the Framework, which leads Juniper to investigate the smelters and refiners in our supply chain, and to compare these to independently verified lists (such as the CFSP list). Juniper’s primary means of determining country of origin of conflict minerals necessary to the functionality or production of our products was by conducting a supply-chain survey with priority direct suppliers using the CMRT, and it is through the CFSP audits that we expect to gather the necessary information to determine the mine location.